Exhibit 99.1

Green Bankshares Suspends Quarterly Common Stock Dividend

GREENEVILLE, Tenn.--(BUSINESS WIRE)--June 2, 2009--Green Bankshares, Inc. (NASDAQ: GRNB), the holding company for GreenBank, today announced that due to the uncertain nature of the current economic environment, its Board of Directors has decided to suspend the payment of cash dividends to common shareholders in order to prudently preserve capital levels.

Stan Puckett, Chairman and Chief Executive Officer, commented, "Although we are beginning to see small signs of economic improvement in our markets, significant challenges continue to lie ahead as we move through this recession. Given the ongoing uncertainties in this environment, it is extremely important to maintain our strong capital levels and, after careful deliberation, the Board of Directors and management have concluded that the decision to suspend the cash dividend on our common stock is the prudent course of action."

Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $2.796 billion as of March 31, 2009, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 63 branches across East and Middle Tennessee, and one branch each in Bristol, Virginia, and Hot Springs, North Carolina. It also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. In addition, GreenBank conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.

Certain matters discussed in this news release are not historical facts but are "forward-looking statements" within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company's business are discussed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008, and include, but are not limited to, (1) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (2) continued deterioration in the residential real estate market; (3) lack of sustained growth in the economy in the markets that the Company serves; (4) changes in the legislative and regulatory environment; (5) the Company's inability to successfully implement its growth strategy; and (6) the loss of key personnel. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
Green Bankshares, Inc.
James E. Adams, 423-278-3050
Executive Vice President and Chief Financial Officer